CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Pre‑effective Amendment 22 to the Registration Statement on Form N‑1A of our report dated February 17, 2016, relating to the financial statements and financial highlights of Appleton Equity Growth Fund, a series constituting the Appleton Funds, for the year ended December 31, 2015, and to the references of our firm under the headings “Financial Highlights” and “Independent Registered Public Accounting Firm” in the Prospectus and “Independent Registered Public Accounting Firm”, “Disclosure of Portfolio Holdings” and “Annual Report” in the Statement of Additional Information.

/s/ BAKER TILLY VIRCHOW KRAUSE, LLP

Milwaukee, Wisconsin
April 29, 2016